Exhibit 99.1

Media contact:        Sheila Odom
                      402.458.2329
                      nelnetcommunications@nelnet.net

Investor contact:     Cheryl Watson
                      317.469.2064
                      investorrelations@nelnet.net

For immediate release

NELNET REPORTS RECORD NET INCOME
Net student loan assets increase 29%

(Lincoln, NE) - Nelnet, Inc. (NYSE: NNI) today reported year to date 2004 net income of $94.4 million or $1.76 per share compared to $17.9 million or $0.40 per share for the first six months of 2003. For the second quarter of 2004, net income of $85.3 million or $1.59 per share was recorded compared to $8.3 million or $0.19 per share a year ago. Nelnet's 2004 earnings per share increased more than 22% year to date and 68% for the second quarter as compared to 2003, exclusive of a special allowance yield adjustment and related expenses.

Net student loan assets have grown to $12.2 billion at June 30, 2004, an increase of $2.7 billion or 29% from a year ago. This represents a 17% increase from Nelnet's position at December 31, 2003.

"We had a great six months, and are particularly excited about our student loan growth," said Stephen Butterfield, Nelnet Vice Chairman and Co-CEO.

Two already announced items had a significant financial impact on Nelnet. Net interest income increased $130 million in the second quarter of 2004 as compared to last year. Included in net interest income for the second quarter of 2004 is $124 million related to an increase in yield of which $79 million was previously deferred at March 31, 2004.

Second, the U.S. Department of Education designated Nelnet with Exceptional Performance status. This designation eliminates the 2% risk share on student loans serviced by Nelnet and reduces required allowances for loan losses related to the company's federally insured loan portfolio.

"Our continued strong asset growth and operational excellence as highlighted by our Exceptional Performance designation are examples of our commitment to operate this business with focus on long term fundamental value," Butterfield continued.

Net interest income includes variable-rate floor income, or floor income generated by the annual reset of borrower rates on July 1, of $348,000 for the six months ended June 30, 2004. No variable-rate floor income was earned in the second quarter. For 2003, amounts include $12.7 million and $6.9 million of variable-rate floor income for the corresponding periods.

Amortization expense related to identifiable intangible assets amounted to $4.2 million and $2.1 million for the six months and quarter ended June 30, 2004, respectively. In 2003, amortization expense for the corresponding periods were $7.2 million and $3.5 million.

Included in the derivative market value adjustment and net settlements on the company's consolidated statement of income are gains in the fair value of derivative instruments of $548,000 year to date 2004 and $3.1 million for the second quarter 2004 and net settlement expense of $2.9 million year to date 2004 and $1.7 million for the second quarter 2004.

Nelnet will host a conference call to discuss this earnings release at 2:00 p.m. (Eastern) today. To access the call live, participants in the U.S. and Canada should dial 800.289.0544 and international callers should dial 913.981.5533 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 5:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) August 5. To access the replay via telephone within the U.S. and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 656727. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.

                                       ###

Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

(code #: nnif)

CONDENSED STATEMENTS OF INCOME AND FINANCIAL DATA

                                                               THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                    JUNE 30,                     JUNE 30,
                                                           --------------------------   ---------------------------
                                                                2004         2003           2004           2003
                                                           ------------  ------------   -------------   -----------
                                                                                (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

Interest income:
    Loan interest, excluding variable rate floor income     $  239,436   $    99,982    $   347,632    $   199,991
    Variable rate floor income                                       -         6,900            348         12,700
    Amortization of loan premiums                              (15,037)      (14,209)       (34,854)       (30,336)
    Investment interest                                          3,181         5,343          6,832          9,268
                                                           ------------  ------------   ------------   ------------
      Total interest income                                    227,580        98,016        319,958        191,623

Interest expense:
    Interest on bonds and notes payable                         52,352        52,826        101,395        104,175
                                                           ------------  ------------   ------------   ------------
      Net interest income                                      175,228        45,190        218,563         87,448

Less provision (recovery) for loan losses                       (6,421)        2,450         (3,306)         4,860
                                                           ------------  ------------   ------------   ------------
      Net interest income after provision (recovery)
      for loan losses                                          181,649        42,740        221,869         82,588
                                                           ------------  ------------   ------------   ------------
Other income:
    Loan servicing and other fee income                         22,512        24,400         48,221         50,237
    Software services and other income                           5,029         4,471         10,607          9,111
    Derivative market value adjustment and net settlements       1,357             -         (2,384)             -
                                                           ------------  ------------   ------------   ------------
      Total other income                                        28,898        28,871         56,444         59,348
                                                           ------------  ------------   ------------   ------------

Operating expenses:
    Salaries and benefits                                       49,036        30,343         76,805         56,848
    Other expenses                                              25,081        23,602         48,446         48,526
    Amortization of intangible assets                            2,079         3,500          4,157          7,196
                                                           ------------  ------------   ------------   ------------
      Total operating expenses                                  76,196        57,445        129,408        112,570
                                                           ------------  ------------   ------------   ------------
      Income before income taxes                               134,351        14,166        148,905         29,366

Income tax expense                                              49,098         5,840         54,531         11,462
                                                           ------------  ------------   ------------   ------------
      Net income                                           $    85,253   $     8,326    $    94,374    $    17,904
                                                           ============  ============   ============   ============
     Earnings per share, basic and diluted                 $      1.59   $      0.19    $      1.76    $      0.40
                                                           ============  ============   ============   ============

Weighted average shares outstanding                         53,647,697    45,038,488     53,641,664     45,011,757

CONDENSED BALANCE SHEETS AND FINANCIAL DATA

                                                       AS OF         AS OF         AS OF
                                                      JUNE 30,    DECEMBER 31,    JUNE 30,
                                                        2004          2003         2003
                                                    ------------  ------------  -----------
                                                     (UNAUDITED)                 (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)

                 ASSETS
Student loans receivable, net                       $12,194,097   $10,455,442   $ 9,466,523
Cash, cash equivalents and investments                  908,087     1,155,215       659,874
Other assets                                            357,395       320,852       286,717
                                                    ------------  ------------  ------------
    Total assets                                    $13,459,579   $11,931,509   $10,413,114
                                                    ============  ============  ============


          LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Bonds and notes payable                         $12,844,539   $11,366,458   $10,179,726
    Other liabilities                                   214,058       259,562       106,199
                                                    ------------  ------------  ------------
       Total liabilities                             13,058,597    11,626,020    10,285,925
                                                    ------------  ------------  ------------
Shareholders' equity                                    400,982       305,489       127,189
                                                    ------------  ------------  ------------
       Total liabilities and shareholders' equity   $13,459,579   $11,931,509   $10,413,114
                                                    ============  ============  ============


Average student loans                               $10,869,351   $ 9,451,035   $ 8,648,786
Return on average total assets                            1.50%         0.25%         0.35%
Return on average equity                                  57.1%         19.4%         30.3%